Exhibit 10.24
RETIREMENT AND GENERAL RELEASE AGREEMENT
This Retirement and General Release Agreement (the “Agreement”) is entered into and effective as of November 1, 2021, subject to the terms and conditions set forth herein, by and between Michael J. Jackson (“you” or “Executive”) and AutoNation, Inc. (“AutoNation” or the “Company”) as contemplated by the Employment Agreement dated July 14, 2020 (the “Employment Agreement”) upon a new Chief Executive Officer commencing employment on November 1, 2021 (such date, the “Retirement Date”).
1.Company Consideration. In accordance with the requirements of the Employment Agreement and in consideration of the covenants contained herein, provided that this Agreement becomes effective on the Release Effective Date (as defined in Section 3(b) below) and you remain in compliance with this Agreement, the Company will provide you with the payments and benefits set forth on Appendix A, at the time and in the form set forth on Appendix A, less all applicable withholdings and deductions.
2.Release.
(a)You, on behalf of yourself, and your heirs, executors, administrators, successors and assigns, hereby irrevocably and unconditionally waive, release, and forever discharge the Company and its respective affiliates, directors, officers, employees, and representatives (collectively, the “Company Releasees”) from any and all claims, liabilities, obligations, promises, agreements, causes of action, and expenses of any nature whatsoever, known or unknown, , which you or your heirs, executors, or assigns ever had, now have or may have by reason of any matter, fact or cause whatsoever against the Company Releasees (collectively, “Claims”): arising prior to and through the date upon which you execute this Agreement, including, but not limited to (A) any such Claims relating to or arising out of your employment with the Company, and (B) any such Claims arising under any federal, state or local labor, employment, whistleblower or anti-discrimination laws or any other laws including, without limitation, the federal Age Discrimination in Employment Act (ADEA) or the Older Workers Benefit Protection Act,; (ii) arising out of, or relating to, your retirement from the Company; or (iii) arising out of, or relating to, any agreement or contract with the Company or any of its affiliates; and/or any awards, policies, plans, programs, understanding or promise, written or oral ; and (iv) arising out of, or relating to, your status as an employee, officer, member, manager, partner or director of the Company or any of its affiliates.
(b)Notwithstanding the foregoing, you and the Company recognize that nothing contained in Section 2(a) shall in any way release, impair or discharge: (i) your right to enforce, or bring any Claim for breach of, the terms of the General Release, including the rights to the payments and benefits set forth on Appendix A, (ii) your right to receive benefits under the Company’s 401(k) or pension plans, if any, that have accrued and vested on or prior to the date of my resignation; (iii) your rights with respect to any stock options or other equity awards held by you, (iv) any right to file an administrative charge or participate in an investigation or proceeding conducted by, the Equal Employment Opportunity Commission, the Florida Commission on Human Relations, or other similar federal, state, or local administrative agencies, although you waive any right to monetary relief related to any filed charge or administrative complaint to the extent permitted by applicable law, (iv) any rights to indemnification which you might have as a result of your employment with the Company, and/or (v) any rights that cannot be waived under applicable law.
(c)You hereby further acknowledge and agree that, except as otherwise provided herein, the Company Releasees have fully satisfied any and all obligations whatsoever owed to you arising out of your employment with the Company, and that no further payments or benefits are owed to you by the Company Releasees.

3.Consideration and Revocation.
(a)You acknowledge that the Company has advised you to consult with an attorney of your own choosing prior to executing this Agreement. You also agree and acknowledge that you are receiving benefits and payments to which you would not otherwise be entitled unless you sign this Agreement, that you have voluntarily consented to this Agreement and that you have entered into this Agreement freely, knowingly and voluntarily.
(b)You have twenty-one (21) calendar days to consider the terms of this Agreement. However, you may sign and return this Agreement before the expiration of the twenty-one (21) calendar day period. You agree that changes to this Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) calendar day period. Once signed, you will have seven (7) additional calendar days from the date that you sign this Agreement to revoke your consent. Such revocation must be in writing and must be addressed to the Company’s General Counsel and sent via email to edmundsc@autonation.com. This Agreement will not become effective until the eighth (8th) calendar day after the date on which you execute it (the “Release Effective Date”). If you revoke your consent within such seven (7) calendar day period, this Agreement shall be of no force or effect and you shall have no right to the payments or benefits as set forth in the Employment Agreement.
4.No Admission. This Agreement does not constitute an admission of liability or wrongdoing by you or the Company.
5.Cooperation. Following the Retirement Date and through the 2022 Grant Date, you agree to cooperate on matters concerning the management of the business and provide other services as reasonably requested by the Board or its designees. You will provide your own workspace and will be reasonably available by email or telephone during such period. You further agree that you will cooperate fully with the Company relating to any legal disputes, litigation matter or other legal proceeding in which you were involved or on which you have knowledge by virtue of your employment with the Company. You will be entitled to reimbursement by the Company of reasonable costs and expenses incurred by you in connection with complying with your cooperation obligations under Section 5 of this Agreement.
6.No Waiver. A failure of any of the Company Releasees to insist on strict compliance with any provision of this General Release shall not be deemed a waiver of such provision or any other provision hereof.
7.Entire Agreement. This Agreement contains the entire agreement between the you and the Company relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between you and the Company with respect to the subject matter hereof; provided, however, that you understand and agree that Sections 2(d), 3 and 4 of the Employment Agreement remain in full force and effect. No amendment or modification of this Agreement shall be valid or binding on the Parties unless in writing and signed by both Parties.
8.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to the application of any choice-of-law rules that would result in the application of another state's laws.

IN WITNESS WHEREOF, the Company and Executive have executed this General Release Agreement as of the dates indicated below.

AutoNation, Inc.

/s/ Coleman Edmunds
Coleman Edmunds
Executive Vice President
and General Counsel

Date: 11/1/2021

ACCEPTED AND AGREED:

/s/ Mike Jackson
Michael J. Jackson

Date: 11/1/2021

APPENDIX A
Subject to the terms of the Agreement, the Company will pay or provide you with the following payments/benefits:
(a)An aggregate of $576,136.40, representing the sum of your remaining base salary to be paid from the Retirement Date through April 12, 2022, payable in a lump sum within thirty (30) days of the Release Effective Date;
(b)An aggregate of $2,103,575, representing your annual bonus in respect of 2022, payable in a lump sum within thirty (30) days of the Release Effective Date;
(c)Payment of your annual bonus for the 2021 fiscal year, calculated as if you remained employed and the Retirement Date had not occurred in 2021, based on actual performance following determination by the Compensation Committee (or the Board) that the Company has achieved or exceeded its annual performance targets for the fiscal year, paid at the same time as annual bonuses are paid to the Company’s other executives, but in no event later than March 15, 2022;
(d)A restricted stock unit grant under the Company’s long-term incentive compensation program with a grant date value at target of $2,543,014 in 2022 (the date of such grant, the “2022 Grant Date”);
(e)Your rights with respect to any stock options or other equity awards held by you will be treated as set forth in the applicable equity incentive plan and any grant agreements, including your right to retirement treatment under such awards; as to the performance- based restricted stock units granted to you in 2019 and 2020, your payout will be pro-rated based on the number of full months of your employment during the applicable 36-month performance period; and
(f)With respect to health and welfare benefits, continued coverage for a period of eighteen (18) months following the Retirement Date at the active employee cost as in effect immediately prior to the Retirement Date.